Exhibit 99.1

FSP PHOENIX TOWER CORP.
c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880-6210

April 2, 2009

Dear FSP Phoenix Tower Corp. Shareholders:

FSP Phoenix Tower Corp. (the “Company”) was formed to purchase, own, operate, improve and reposition in the marketplace a thirty-four story multi-tenant office building containing approximately 629,054 rentable square feet of space located on approximately 2.1 acres of land in Houston, Texas (the “Property”).  Between March 2006 and September 2006, FSP Investments LLC completed the sale of equity interests in the Company through the offering on a best efforts basis of 1,050 shares of preferred stock, $.01 par value per share (“Preferred Stock”).  The Preferred Stock was sold for an aggregate consideration of approximately $105,000,000 (the “Original Gross Offering Proceeds”) in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933 (the “Private Placement Offering”).

On March 26, 2009, SCM Special Fund 2, LP and MacKenzie Patterson Fuller, LP (collectively, the “Purchasers”) disclosed in a Tender Offer Statement on Schedule TO an offer (the “Tender Offer”) to purchase up to ten shares of the Company’s Preferred Stock for a purchase price equal to $30,000 per share of Preferred Stock, less the amount of any dividends declared or made with respect to the Preferred Stock between March 26, 2009 and April 26, 2009 (the “Tender Offer Price”).  As of the date of this letter, you have either received or should be receiving hard copies of the Purchasers’ Tender Offer materials under separate cover.

THE COMPANY HAS DECIDED TO REMAIN NEUTRAL AS TO THE TENDER OFFER AND IS EXPRESSING NO OPINION AS TO WHETHER YOU SHOULD ACCEPT OR REJECT THE TENDER OFFER.  HOWEVER, THE COMPANY BELIEVES THAT YOU SHOULD CONSIDER THE FOLLOWING INFORMATION IN MAKING YOUR DECISION ON WHETHER OR NOT TO ACCEPT THE TENDER OFFER:

(1)	Neither the Company nor any member of the Company’s management team has any relationship (past or present) with the Purchasers.

(2)
The Purchasers and their affiliates previously made a separate tender offer to purchase up to 50 shares of the Company’s Preferred Stock for a purchase price equal to $36,420 per share of Preferred Stock that resulted in the tender of 42 shares of Preferred Stock (the “Prior Tender Offer”).  Accordingly, the Purchaser and its affiliates currently own 42 shares of the Company’s Preferred Stock, which translates into approximately 4% of the total outstanding shares of the Company’s Preferred Stock.  Please note that the Purchasers’ current Tender Offer incorrectly states that the Purchasers and their affiliates beneficially own 46.1 shares of Preferred Stock.

(3)
The Tender Offer is for a maximum of ten shares of Preferred Stock, which translates into approximately 0.95% of the total outstanding shares of the Company’s Preferred Stock, or approximately 4.95% of the total outstanding shares of the Company’s Preferred Stock when combined with the 42 shares of Preferred Stock that was tendered as a result of the Prior Tender Offer.

FSP Phoenix Tower Corp. Shareholders
April 2, 2009

(4)
Assuming that ten shares of Preferred Stock are tendered to the Purchasers at the Tender Offer Price (excluding any dividend reductions), the Purchasers would pay total consideration of approximately $300,000, which translates into approximately 0.29% of the Original Gross Offering Proceeds.

(5)
You may receive less than $30,000 per share of Preferred Stock.  The Tender Offer Price is $30,000 per share of Preferred Stock, less the amount of any dividends declared or made with respect to the Preferred Stock between March 26, 2009 and April 26, 2009.  In addition, if you tender less than one (1) share of Preferred Stock, you will receive less than $30,000.  For example, if you tender a quarter (0.25) share of Preferred Stock, the Tender Offer Price would be $7,500, less the amount of any dividends declared or made with respect to the Preferred Stock between March 26, 2009 and April 26, 2009.

(6)
The Company’s Confidential Memorandum dated February 15, 2006 that was delivered in connection with the Private Placement Offering contemplated holding the Property for a period of three to five years as part of the Company’s investment objectives.  This period of time has not yet expired.  The Company has only owned the Property for approximately 3.2 years.

(7)
The Tender Offer Price is substantially below the amount that management believes that holders of the Company’s Preferred Stock could ultimately realize if they continue to hold their shares of Preferred Stock until such time as the Company sells the Property and distributes the net cash proceeds.

You are urged to read all the materials carefully, including any Tender Offer materials sent to you by the Purchasers, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.  Please note that your participation in the Tender Offer is voluntary, and you are not required to respond to the Purchasers if you do not plan on accepting the terms of the Tender Offer.

If you have any questions regarding the foregoing, please do not hesitate to contact your FSP Investments LLC Investment Executive at (800) 950-6288.

Very truly yours,

FSP PHOENIX TOWER CORP.

/s/ George J. Carter
_________________________________
George J. Carter
President

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening of demand for the type of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.